ForbesHare	Elizabethan Square · PO Box 856 Grand Cayman · KY1-1103 Cayman Islands T: +1 345943 7700; F: +1 345 943 7705 www.forbeshare.com

[●]2011

Grand Farm Inc.
No 2089 East Hanhua Road
Guohiuan Town, HanjangDistraict
Putian, Fujian Province
China 35111

Dear Sirs

We have acted as counsel to Grand Farm Inc. a Cayman Islands exempt company (the “Company”), in connection with the filing of a Registration Statement on Form F-1,including all amendments or supplements thereto (the “Registration Statement”), originally filed on [●] 2011 (File No. 333-[●]) with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date. The Registration Statement relates to the initial public offering (the “Offering”) by the Company of certain American Depositary Shares representing the Company’s ordinary shares of par value US$0.002 each (the “Ordinary Shares”), including those underlying an option to acquire further Ordinary Shares in the form of American Depositary Shares (the “Option Shares”), and the issue to the underwriter of the Offering (or its designated affiliates) warrants to purchase a number of American Depositary Shares that is equal to 7% of the aggregate number of American Depositary Shares sold in the Offering (including the underlying Ordinary Shares to support the American Depositary Shares on the exercise of a Warrant), including the Option Shares.

You have requested our opinion concerning statements under the heading “Taxation – Cayman Islands Taxation” in the prospectus forming a part of the Registration Statement.

We have examined such documents, including the Registration Statement, and matters of law as we have deemed necessary for purposes of this opinion. We have assumed that the transactions described in the Registration Statement will be performed in the manner described therein and that the agreements forms of which are attached as exhibits to the Registration Statement will be performed in accordance with their terms.

The following opinion is given only as to matters of Cayman Islands law and we express no opinion with respect to any matters governed by or construed in accordance with the laws of any jurisdiction other than the Cayman Islands. This opinion is strictly limited to the matters stated in it, does not apply by implication to other matters, and only relates to (1) those circumstances or facts specifically stated herein and (2) the laws of the Cayman Islands, as they respectively exist at the date hereof.

Based on the foregoing, and subject to the limitations and qualifications set forth in this opinion, we confirm that the statements under the heading “Taxation – Cayman Islands Taxation” in the prospectus forming a part of the Registration Statement are accurate under currently applicable Cayman Islands tax law and, to the extent that such statements constitute matters of Cayman Islands tax law or legal conclusions relating to Cayman Islands tax laws, subject to the qualifications therein, represent our opinion.

Our opinion set forth herein is subject to the following limitations and qualifications:
A.  Our opinion is rendered to the Company as of the date of this letter and we undertake no obligation to update it subsequent to the date of this letter.

B.  Any changes or differences in the facts from those disclosed in the Registration Statement will affect our opinion.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours faithfully

Forbes Hare